Exhibit 99.1
Investor Update
Investor Update: April 28, 2010
This investor update provides JetBlue’s investor guidance for the second quarter ending June 30, 2010 and full year 2010.
Recent Announcements
JetBlue has recently announced service between the following new city pairs: *

City Pair	Frequency	Start Date
Washington D.C. (DCA) — Boston, MA	7x Daily	November 1, 2010
Washington D.C. (DCA) — Ft. Lauderdale, FL	1x Daily	November 1, 2010
Washington D.C. (DCA) — Orlando, FL	1x Daily	November 1, 2010
Hartford, CT — Ft. Lauderdale, FL	2x Daily	November 17, 2010
Hartford, CT — Orlando, FL	2x Daily	November 17, 2010

*	Washington, D.C. (DCA) start dates pending final slot transfer from American Airlines
Specific details regarding frequency and start dates can be found on JetBlue’s web site, www.jetblue.com.
JetBlue announced in February it will defer six Airbus A320 aircraft originally scheduled for delivery in 2011 and 2012 to 2015.

Annual Deliveries	2011	2012	2013	2014	2015	2016
Previous Firm A320 Deliveries	8	13	13	12	9	—
Revised Firm A320 Deliveries	4	11	13	12	15	—
Net Change	(4)	(2)	—	—	6	—
In addition to the aircraft above, JetBlue expects to lease seven used Airbus A320 aircraft from GE Commercial Aviation Services in 2010 for a six year term.
Capacity
Second quarter 2010 available seat miles (ASMs) are estimated to increase 4% to 6% year-over-year. Full year 2010 ASMs are estimated to increase 6% to 8% year-over-year.
JetBlue estimates the following distribution as a percentage of total ASMs by aircraft type:

Second Quarter 2010		Full Year 2010
A320	E190	A320	E190
86%	14%	86%	14%
Average stage length is projected to be approximately 1,101 miles during the second quarter of 2010 versus 1,067 miles during the same prior year period and approximately 1,100 miles for the full year 2010 versus 1,076 miles for the full year 2009.
JetBlue Airways Investor Relations • (718) 709-2202 • ir@jetblue.com

Investor Update
Operational Outlook

Year-Over-Year Percentage Change
	Second Quarter	Full Year
(Per ASM)	2010	2010
Revenue
Passenger Unit Revenue (PRASM)	6% - 9%	6% - 9%
Operating Unit Revenue (RASM)	6% - 9%	6% - 9%
Operating Expense
Unit Operating Expense (CASM)	12% - 14%	8% - 10%
Unit Operating Expense Excluding Fuel (Ex-Fuel CASM)	9% - 11%	3% - 5%

	Second Quarter	Full Year
	2010	2010
Fuel Expense
Estimated Consumption (gallons)	123 million	492 million
Estimated Fuel Price per Gallon, Net of Hedges*	$2.43	$2.44

*	Includes fuel taxes
JetBlue estimates total Other Income (Expense) to be between $40 and $45 million in the second quarter and between $165 and $175 million for the full year. JetBlue expects an annual effective tax rate of approximately 42%. However, the actual tax rate in both second quarter and full year 2010 could differ due to the non-deductibility of certain items for tax purposes.
Fuel Hedges
As of April 23, 2010 JetBlue’s advanced fuel derivative contracts for the next 12 months are as follows:

		Estimated Percentage
	Gallons	of Consumption	Price
2Q10	52 million	42%	• 5% in heat collars with average cap at $2.06/gal and average put at $1.66/gal • 18% in crude call options with average cap at $86/bbl • 19% in USGC jet fuel swaps at an average of $2.09/gal

3Q10	46 million	36%	• 14% in heat collars with average cap at $2.30/gal and average put at $1.90/gal • 13% in crude call options with average cap at $90/bbl • 9% in USGC jet fuel swaps at an average of $2.25/gal

4Q10	46 million	37%	• 14% in heat collars with average cap at $2.38/gal and average put at $1.98/gal • 14% in crude call options with average cap at $91/bbl • 9% in USGC jet fuel swaps at an average of $2.29/gal

1Q11	19 million	15%	• 15% in crude call options with average cap at $93/bbl
JetBlue Airways Investor Relations • (718) 709-2202 • ir@jetblue.com

Investor Update
Aircraft Delivery Schedule
As of March 31, 2010 JetBlue’s fleet was comprised of 110 Airbus A320 aircraft and 41 EMBRAER 190 aircraft. 115 aircraft were on order from Airbus and Embraer, scheduled for delivery through 2018, with options to acquire 82 additional aircraft.

	Airbus A320			EMBRAER 190
	Aircraft	Mortgage	Lease	Aircraft	Mortgage	Lease
2Q10	3	—	3	2	2	—
3Q10	2	—	2	1	1	—
4Q10	2	—	2	1	1	—

Total at Year End*	117	86	31	45	14	31

*	JetBlue leased two of its owned EMBRAER 190 aircraft to a third party in 2008, which are not included in the table above.
Capital Expenditures

(In millions)

Second Quarter 2010		Full Year 2010
Aircraft	Non-aircraft	Aircraft	Non-aircraft
$90	$40	$220	$145
Share Count
Share count estimates for calculating basic and diluted earnings per share are as follows:

	Second Quarter 2010
	Basic Share Count	Diluted Share Count	Interest Add-back
Net Income Range	(in millions)	(in millions)	(in millions)**
Zero - $11 million	275.0	277.7	—
$11 million - $15 million	275.0	305.2	$1
$15 million or greater	275.0	346.3	$3

	Full Year 2010
	Basic Share Count	Diluted Share Count	Interest Add-back
Net Income Range	(in millions)	(in millions)	(in millions)**
Zero - $42 million	275.1	278.3	—
$42 million - $57 million	275.1	305.8	$4
$57 million or greater	275.1	346.9	$12

**	Net of taxes
These share count estimates assume 20% annual stock price appreciation and are based on several other assumptions. The number of shares used in JetBlue’s actual earnings per share will likely be different than those stated above.
JetBlue Airways Investor Relations • (718) 709-2202 • ir@jetblue.com

Investor Update
This investor update contains statements of a forward-looking nature which represent our management’s beliefs and assumptions concerning future events. When used in this document and in documents incorporated herein by reference, the words “expects,” “plans,” “anticipates,” “indicates,” “believes,” “forecast,” “guidance,” “outlook,” “may,” “will,” “should,” “seeks,” “targets” and similar expressions are intended to identify forward-looking statements. Forward-looking statements involve risks, uncertainties and assumptions, and are based on information currently available to us. Actual results may differ materially from those expressed in the forward-looking statements due to many factors, including, without limitation, our extremely competitive industry; volatility in financial and credit markets which could affect our ability to obtain debt and/or lease financing or to raise funds through debt or equity issuances; increases in fuel prices, maintenance costs and interest rates; our ability to implement our growth strategy, including the ability to operate reliably the EMBRAER 190 aircraft and our new terminal at JFK; our significant fixed obligations; our ability to attract and retain qualified personnel and maintain our culture as we grow; our reliance on high daily aircraft utilization; our dependence on the New York metropolitan market and the effect of increased congestion in this market; our reliance on automated systems and technology; our being subject to potential unionization; our reliance on a limited number of suppliers; changes in or additional government regulation; changes in our industry due to other airlines’ financial condition; a continuance of the economic recessionary conditions in the U.S. or a further economic downturn leading to a continuing or accelerated decrease in demand for domestic and business air travel; and external geopolitical events and conditions. Further information concerning these and other factors is contained in the Company’s Securities and Exchange Commission filings, including but not limited to, the Company’s 2009 Annual Report on Form 10-K. We undertake no obligation to update any forward-looking statements to reflect events or circumstances that may arise after the date of this investor update.
JetBlue Airways Investor Relations • (718) 709-2202 • ir@jetblue.com

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